SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 2, 2007
Date of Report (date of earliest event reported)

NOTIFY TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)

California	000-23025	77-0382248
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1054 S. De Anza Blvd., Suite 105
San Jose, CA 95129
(Address of principal executive offices)

(408) 777-7920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2007, Mr. Tallur, Mr. Kveteris and Mr. Lichtman informed Notify Technology Corporation (the “Company”) that they would be resigning as directors of the Company effective as of October 3, 2007. Mr. Tallur has been a Board member since November 2003. Mr. Kveteris has been a Board member since February 2005 and Mr. Lichtman has been a Board member since October 2006. All three gentlemen were members of the Compensation Committee of the Company.

Mr. Tallur served as a partner of ComVest Investment Partners, which previously held a significant percentage of the Company’s outstanding capital stock. On May 30, 2007, ComVest sold its investment in the Company to 21X Investments LLC. Mr. Kveteris and Mr. Lichtman were originally nominated for Board membership by Mr. Tallur.

On October 3, 2007, Mr. Mark Frappier was appointed to the Board, effective immediately, to replace one of the departing directors. Mr. Frappier will serve as a member of the Company’s Audit Committee. Mr. Frappier has provided technical consulting to law firms and high tech corporations involved in complex patent litigation since 1994. He served as Director of Technical Services at Rational Software from 1993 until 1994 and Director of Customer Service at Cooperative Solutions, Inc. from 1989 until 1993. Mark began his career as an engineer designing computers at Rational Machines, Inc., Wang, and Data General. He graduated with a BS degree in Engineering from Northeastern University in 1978.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2007

NOTIFY TECHNOLOGY CORPORATION

By:	/s/ Gerald W. Rice
Gerald W. Rice, Chief Financial Officer